Exhibit 99.1

NovAccess Global Announces New License to Advance its Immunotherapy Platform

Cleveland, OH — April 30, 2024 — NovAccess Global Inc. (OTCQB: XSNX), a biomedical company developing a novel immunotherapy for patients suffering from cancers of the central nervous system, today announced the procurement of a new intellectual property license from Cedars-Sinai Medical Center to further advance the Company’s immunotherapy platform. The license pertains to the use of Isocitrate Dehydrogenase-1 (IDH1), a protein previously known to impact cell metabolism. The Company intends to leverage this license to predict a patient’s likely response to vaccine immunotherapy during their treatment for highly malignant brain tumors, such as glioblastoma.

IDH1 is commonly mutated in brain and other tumors. Groundbreaking research published by Dr. Chris Wheeler, President, and lead scientist of NovAccess Global’s subsidiary StemVax, LLC, has shown that IDH1 predicts antitumor responses after vaccine therapy through a novel molecular mechanism. The Company assesses that IDH1 expression is likely to discern long-duration from short-duration survivors after vaccine therapy in patients with brain tumors such as glioblastoma. Information derived from the use of IDH1 as a biomarker will help to better inform therapeutic strategy as physicians assess the use of single agent or combination therapies in their treatment of patients facing these life-threatening diagnoses.

NovAccess Global intends to support the development of IDH1 as a biomarker for TRL-AD1, its candidate drug for the treatment of cancers of the central nervous system that in 2022 received Orphan Drug designation by the U.S. Food and Drug Administration (FDA). The Company will assess IDH1 as a companion diagnostic to TRL-AD1 while exploring IDH1’s potential to serve as a prognostic indicator of patient response to currently marketed therapies and those in clinical development.

“Dr. Wheeler’s research continues to lead the industry and is incredibly important to the advancement of our immunotherapy platform for brain tumor treatment and potentially for other cancer therapies,” said NovAccess Global’s Chief Executive Officer Dr. Dwain K. Irvin. “In particular, we anticipate his findings from work with IDH1 will complement NovAccess’ TLR-AD1 vaccine approach by allowing selection of the most suitable patients for treatment and thereby maximizing the treatment’s benefits to them. This combination represents a potentially significant breakthrough toward achieving improved outcomes and enhanced life expectancy for those suffering from brain cancer, which may bring relief to many of the approximately 10,000 people per year in America alone dying from this condition.”

Cedars-Sinai Medical Center, where Drs. Wheeler and Irvin previously collaborated in optimizing brain tumor vaccines, owns the patent for IDH1’s use as a predictor of brain tumor vaccine success, and is granting an exclusive license for that use to StemVax Therapeutics.

About Dr. Christopher Wheeler, Ph.D., President, StemVax, LLC

Dr. Wheeler has over 30 years of immunology and neurology research experience. His leadership experience is highlighted by his position and previous roles at Cedars-Sinai Medical Center Department of Neurosurgery. Dr. Wheeler was a Professor in the Department for over 20 years, and also served as The Operations Director of Vaccine Manufacturing Laboratory (1997-2018), as part of the Precision Medicine Initiative for Brain Tumors Department of Neurosurgery, and Glioma Immunotherapy Core Director (2003-2018).

In 2023, Dr. Wheeler was appointed as a visiting scientist at UC Santa Cruz, Department of Chemistry & Biochemistry. The UC Santa Cruz Division of Physical & Biological Sciences is a world-leading public research institution with a reputation for instigating some of humanity’s most high-impact discoveries and empowering students with immersive research experiences since 1965. It is part of the University of California, and maintains a mission to serve society through “transmitting advanced knowledge, discovering new knowledge, and functioning as an active working repository of organized knowledge” in the physical & biological sciences.

Dr. Wheeler’s research has been highlighted by publications in numerous high-impact, paradigm shifting manuscripts and several patents. As part of his career achievements, he has executed scientific aspects of commercialization, validation, funding, and marketing for the development of Alzheimer’s Disease (AD) biomarker technology. Dr Wheeler is a 2023 recipient of the prestigious Golden Axon Award presented at the World Brain Mapping Foundation (WBMF) Annual Congress.

StemVax Therapeutics is a Translational Biotechnology Company that develops novel therapies for brain tumor patients.  Research is focused on the development of immunotherapeutic approaches to treating patients with Glioblastoma, a devastating brain cancer. Additional research efforts are centered on novel drug development to target Cancer Stem cells and other multi-resistant cancer cells.

StemVax became a wholly owned subsidiary of NovAccess Global, Inc. in October of 2020 to rapidly accelerate its portfolio through clinical trials and successfully bring safe and efficacious novel immunotherapeutics to market. Their mission is to make a difference in Glioblastoma and other brain tumor patients’ lives through novel immunotherapeutics.

About TLR-AD1

TLR-AD1 is designed to activate anti-tumor immune responses against brain tumors using immune-activating dendritic cells combined with the patient’s own tumor proteins. The resulting dendritic cell vaccines are matured with a proprietary combination of Toll-like receptor (TLR) adjuvants to boost their immune-activating potency beyond current vaccine preparations.

The Company’s therapeutic path involves a transformational process where tumor-killing immune responses for malignant glioma (MG) cells are higher than that of previous immunotherapies. This unique process involves the addition of proprietary substances to create a “cocktail” for more personalized treatment that substantially increases clinical benefits for patients.

Glioblastoma is a form of aggressive brain cancer that annually impacts approximately 250,000 people globally and is on the rise in many countries, according to NovAccess scientists and published reports. The market data is more alarming, with glioblastoma accounting for approximately 50% of all malignant brain cancers diagnosed in the United States each year, and more than 10,000 Americans dying from this tumor type annually.  Less than 5% of people with this cancer live longer than five years after their diagnosis. The global glioblastoma treatment market was estimated to be valued in excess of $2 billion in 2020, with projections for a compounded annual growth rate of more than 8% throughout the remainder of the decade.

In 2022, the U.S. FDA granted Orphan Drug designation to TRL-AD1. NovAccess Global is preparing to submit an Investigational New Drug (IND) application to the FDA for TLR-AD1. In advance of the IND filing, the Company expects to announce a partnership with a clinical manufacturing organization for vaccine testing and production readiness for phase I-II clinical trials of TLR-AD1.

About NovAccess Global

NovAccess Global is a biomedical company accelerating novel cancer diagnostics and therapeutics. Our goal is to discover, develop and bring to market novel and innovative medicine and medical devices to improve the quality of care for cancer and neurological patients.

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Forward-Looking Statement

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors, and other risks identified in the Company's disclosures or filings with the Securities Exchange Commission. Additional investments by Sumner Global are subject to various contingencies, including Sumner obtaining the funding required to make the additional investments, and may not occur when expected or at all. You are further cautioned that penny stocks and stocks of smaller companies like NovAccess Global Inc. are inherently volatile and risky and that no investor should buy this stock unless they can afford the loss of their entire investment. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date thereof.

Investor Relations Contact:

Jordan Darrow

Darrow Associates

631-766-4528

jdarrow@darrowir.com